                                   CELANESE AG

                               KRONBERG IM TAUNUS

                                MANAGEMENT REPORT

                                       AND

                        2003 ANNUAL FINANCIAL STATEMENTS



TABLE OF CONTENTS
-----------------


MANAGEMENT REPORT..............................................................2

AUDITORS' REPORT..............................................................10

INCOME STATEMENT..............................................................11

BALANCE SHEET.................................................................12

NOTES.........................................................................13

CORPORATE GOVERNANCE REPORT OF THE BOARD OF MANAGEMENT AND SUPERVISORY
BOARD.........................................................................35

REPORT OF THE SUPERVISORY BOARD...............................................37

MANAGEMENT REPORT AND ANNUAL FINANCIAL STATEMENTS FOR THE FISCAL YEAR FROM JANUARY 1 THROUGH DECEMBER 31, 2003

This report contains the management report and the annual financial statements of Celanese AG for the fiscal year from January 1 through December 31, 2003 as well as the unqualified opinion of the auditor.

The separate 2003 financial report with the Group management report and the consolidated financial statements of Celanese AG, the management report and the 2003 annual financial statements of Celanese AG, as well as the summarized list of the 2003 investments will be available for inspection at the Annual General Meeting on June 15, 2004. These documents will be filed with the Commercial Register of the Konigstein im Taunus district court and will be published pursuant to German legal regulations in the Federal Gazette (Bundesanzeiger).

You can request all documents - also in German - by telephone from Celanese AG by calling +49 (0) 69 / 305 16000 or viewing them on our homepage at www.celanese.com.


MANAGEMENT REPORT

Celanese AG was founded on November 22, 1996 by Hoechst Aktiengesellschaft and named DIOGENES Erste Vermogensverwaltungs Aktiengesellschaft until October 21, 1999. Through a resolution of the Annual General Meeting of Hoechst Aktiengesellschaft on July 15 and 16, 1999, significant activities of the industrial chemicals sector were demerged from Hoechst Aktiengesellschaft and transferred to Celanese AG. The demerger and transfer were carried out with economic retroactive effect as per January 2, 1999 and became effective through the entry in the Commercial Register on October 22, 1999.


BUSINESS AND FINANCIAL CONDITION OF CELANESE AG

The Celanese consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (US-GAAP). The figures that follow in the discussions on segments, net assets, financial position and results of operations of Celanese are the US-GAAP figures for the Celanese Group.

DEVELOPMENT OF THE SEGMENTS OF CELANESE

The business of Celanese AG as the holding company of the global Celanese operations is driven by the development of the businesses of its operating investments and their respective financing. The subsidiaries of Celanese have hitherto operated in five core segments. In the fourth quarter of 2003, Celanese changed its segment structure to accommodate the contribution of the European Oxo operations into a joint venture and the sale of the acrylates business. A new segment was established which, in the main, consists of the former segments Acetyl Products and Chemical Intermediates. The new segment is called Chemical Products.

The products of the new structured segment CHEMICAL PRODUCTS include methanol, acetic acid, vinylacetatmonomer, emulsions and emulsion powders, acetyl derivatives as well as specialty products.

Sales in the Chemical Products consolidated segment increased in 2003 by 6 % or
(euro)152 million to (euro)2,713 million. The main contributing factors to this increase were the inclusion of the emulsions business purchased at the end of 2002 as well as increased sales prices and sales volumes. These factors were offset by negative foreign currency fluctuations and by the transfer of the European Oxo operations to a joint venture in the fourth quarter of 2003.

The operating profit ("Operating Income" according to US GAAP) of the Chemical Products consolidated segment decreased to (euro)122 million, from (euro)179 million in the prior year. Higher raw material costs were offset by the increase in sales prices. Although the profit contribution of the emulsions business and cost saving measures proved to be positive influences, they could not compensate for the higher energy costs. In addition, severance payments, negative foreign currency fluctuations and higher costs of stock appreciation rights weighed on the operating profit.

ACETATE PRODUCTS consolidated segment produces cellulose acetate tow and filament which are primarily used in the production of cigarette filters and apparel.

Net sales in the Acetate products consolidated segment decreased by (euro)92 million to (euro)578 million. The main reason for the decrease were foreign currency fluctuations which could only be offset partially by higher sales prices and volumes, especially higher demand for acetate filaments and flakes.

Operating profit decreased to (euro)11 million, from (euro)30 million in the previous year. Increased raw material and energy costs could only be partially compensated by increased sales prices and volumes and in-creases in productivity. In addition, a charge of (euro)7 million was recorded for potential asset retirement obligations.

The high performance polymers of TECHNICAL POLYMERS TICONA consolidated segment are well positioned at the upper end of the chemicals value chain. Ticona offers tailored solutions for industrial customers, especially in the automotive, electronic, telecommunication and medical sectors.

The nylon operations of the segment were sold to BASF in December 2003.

Net sales for the Ticona consolidated segment decreased by (euro)21 million to total net sales in 2003 of (euro)675 million. Lower selling prices as well as foreign exchange effects could only be partially offset by higher volumes, especially through the acquisition of new customers and new applications.

The result of the Ticona consolidated segment was affected by net income from special charges of (euro)77 million, consisting, in the main, of insurance receipts of (euro)94 million relating to product liability cases involving plumbing systems.

The operating result increased from (euro)29 million in 2002 to (euro)109 million in the reporting period. The increase results mainly from the insurance receipts, increased sales volumes and cost saving measures. The operating result was negatively affected by increased raw material and energy costs, costs for stock appreciation rights and decreased selling prices.

The PERFORMANCE PRODUCTS consolidated segment consists of the food ingredients business of Nutrinova. Net sales of the Performance Products segment decreased by 7 % to (euro)150 million. A decline in selling prices could only partially be offset by the increase in volumes.

The result of the Performance Products consolidated segment was affected by a net loss from special charges of (euro)84 million resulting from a decision by the European Commission of 1 October 2003 regarding non-competitive conduct in the sorbate industry. The European Commission ruled that Hoechst AG and other producers formed a cartel in the sorbate industry from 1979 to 1996. Hoechst AG was fined (euro)99 million in the case. The spin-off agreement between Hoechst AG and Celanese AG stipulated that Celanese AG, which took over the sorbate operations from Hoechst in the spin-off of October 1999, would bear all obligations resulting from this issue. Hoechst AG committed to reimbursing Celanese for 80% of payments resulting from such obli-gations. Despite the commitment by Hoechst AG, US-GAAP requires the entire penalty to be recorded as an expense by Celanese. The reimbursement from Hoechst AG is treated as a capital contribution. In December 2003 Hoechst appealed the decision of the EU-Commission.

The operating loss in the Performance Products consolidated segment was (euro)39 million, as opposed to operating profit of (euro)48 million in 2002. The main reasons for the decrease were the special charges and lower sales prices. Higher Sunett(R) volumes, cost saving measures and productivity improvements could partially mitigate these effects.


CONSOLIDATED NET ASSETS, FINANCIAL POSITION AND RESULTS OF OPERATIONS OF
CELANESE

In 2003 Celanese on a consolidated basis reports net earnings of (euro)131 million compared to (euro)187 million in 2002. The change results mainly from a lower operating profit, which decreased from (euro)202 million to (euro)106 million. The main reasons for this change are significantly higher raw material costs, increased costs for stock appreciation rights and effects of foreign currency fluctuations. These negative factors outweighed the effects of higher sales prices in the segments Chemical Products and Acetate Products, increases in volumes in all segments, the cost savings achieved and increase in productivity, and the expansion of operations at the end of 2002 in the emulsions business.

Equity in net earnings of affiliates increased to (euro)31 million in 2003 from
(euro)22 million in 2002. This increase was mainly attributable to an increase in the earnings from Polyplastics, an investment held by the Ticona segment, partly due to growth in the Chinese and Taiwanese economies in 2003. Interest expense decreased by 27% to (euro)43 million in 2003 from (euro)59 million in 2002. This decrease is primarily related to lower interest rates and currency translation effects, as well as lower average debt levels. Interest and other income, net increased to (euro)88 million in 2003 from (euro)48 million in 2002, mainly due to interest of (euro)17 million on insurance recoveries in the Ticona segment and other income of (euro)16 million resulting from the demutualization of an insurance provider. These increases were partially offset by expense of
(euro)12 million related to the unfavorable currency effects on the unhedged position of intercompany borrowings denominated in U.S. dollars. Investments accounted for under the cost method contributed dividend income of (euro)48 million and (euro)41 million in 2003 and 2002, respectively. The increase in 2003 primarily resulted from higher dividends from the Saudi Arabian methanol investment on higher methanol pricing, which were slightly offset by lower dividend income from the Acetate Products investments in

China, where earnings are being reinvested for capacity expansions. Income taxes in 2003 reflected an expense of (euro)54 million compared to (euro)70 million in 2002.

The consolidated statement of financial position reflects total assets of (euro) 5,399 million as compared to (euro)6,127 million in 2002; shareholder's equity amounted to (euro)2,048 million compared to (euro)2,005 million in 2002. The increase of equity results mainly from net earnings of (euro)131 million, offset by a reduction in the cumulative translation adjustment of (euro)114 million and further increased by capital contributions of (euro)39 million resulting from the sorbates case. The equity ratio increased from 33% to 38%.

Trade working capital decreased from (euro)578 million to (euro)513 million. The main catalysts for the decrease were a reduction in the high levels of inventories and the effects of foreign currency fluctuations. The high inventory levels resulted mainly in the segment Acetate Products, where large amounts of the main raw material, wood pulp, were stocked in advance as a result of the cessation of production by the main supplier. Celanese reduced its net debt by 22% to (euro)387 million as of December 31, 2003 compared to (euro)497 million as of December 31, 2002. The decrease primarily represents the net repayment of
(euro)63 million of debt, favorable currency movements of (euro)88 million offset by the addition of (euro)30 million of debt related to the consolidation of a variable interest entity under FIN 46.

In 2003 Celanese had capital expenditures of (euro)185 million as compared with
(euro) 218 million in 2002. The acrylates operations from the segment Chemical Products were sold to Dow effective 1 February 2004. The oxo business of the Chemical Products segment was transferred into a joint venture in October 2003. In addition, the nylon business of the Technical Polymers Ticona segment was sold to BASF in December 2003.

Net cash provided by operating activities decreased (euro)35 million to
(euro)347 million in 2003 as compared to 2002 primarily due to higher net taxes paid of (euro)118 million and lower dividends from equity investments of
(euro)48 million largely offset by insurance recoveries of (euro)120 million. In addition, higher contributions were made to our U.S. qualified defined benefit pension plan of (euro)115 million in 2003 compared to (euro)101 million in 2002. The hedging activity related to intercompany borrowings served to partially offset unfavorable currency effects on net earnings and resulted in a (euro)160 million cash inflow in 2003 compared to (euro)100 million in 2002.

Financial debt as of December 31, 2003 and 2002 amounted to (euro)504 million and (euro) 615 million, respectively. The financial debt was off-set by cash and cash equivalents of (euro)117 million and (euro)118 million as of December 31, 2003 and 2002. Financial debt of (euro)117 million has maturities of less than one year.

NET ASSETS, FINANCIAL POSITION AND RESULTS OF OPERATIONS OF CELANESE AG

The financial statements of Celanese AG are prepared in accordance with the German Commercial Code.

Net income of Celanese AG decreased from (euro)141 million in 2003 to (euro)92 million in 2003. The main reason was higher administrative costs of (euro)44 million. These increased due to stock-based compensation based on the high Celanese share price and consultant fees.

In addition, the administrative costs include the personnel expenses for the shared service functions. After introducing shared services for law, human resources, IT, and communication in 2002 Celanese established the Financial Shared Services Germany department in 2003. The Financial Shared Services span the main German subsidiaries of Celanese to reduce costs and utilize synergies.

Charges and income from shared service agreements with the subsidiaries are shown as other operating income. The reduction of the other operating income results from the release of accruals in 2002.

A significant influence on the results of operations of Celanese AG was the decision of the European Commission announced on October 1, 2003 regarding anti-trust matters in the Sorbates industry, as described above. The results of Celanese AG were burdened with (euro)20 million by the decision. Hoechst AG appealed the decision of the Commission in December 2003.

Lower interest rates resulted in lower interest income. At (euro)19 million, interest income was reduced by (euro)7 million compared to prior year. In addition, foreign exchange losses from unhedged internal US-Dollar loans decreased the result by (euro)10 million.

The increase in investment income of (euro)16 million to (euro)192 million results mainly from dividends and profit sharing agreements from the main domestic subsidiaries. (euro)157 million of the dividends represent retained earnings of Celanese Chemicals Europe GmbH and Celanese Holding GmbH as of December 31, 2002 which had not been distributed in prior year. In prior year investment income had been influenced by the write-up of the investment in Celanese Chemicals Europe GmbH of (euro)112 million.

The balance sheet of Celanese AG as holding company shows mainly investments and loans receivable from and payable to affiliates.

The valuation of the net book values of the direct and indirect investments of Celanese AG depends mainly on the economic situation of these entities. Accordingly, Celanese reviews the value of those investments regularly. In 2003 no impairments were necessary.

The balance sheet of Celanese AG has a solid structure with an equity ratio of 78%, which increased compared to the prior year (74%).

The financial position of Celanese has improved. Financial debt was reduced further and cash and cash equivalents were increased.


RISK MANAGEMENT

The Corporate Governance of Celanese AG has been an important topic in 2003. The focal point in regards to risk management was the implementation of the new Celanese Opportunity & Risk Management Manual (CORM).

The Board of Management of a German joint-stock corporation (Aktiengesellschaft) is according to section 91 para.2 of the stock corporation act (Aktiengesetz) obliged to maintain an adequate system of risk management to ensure the going concern of the company. This responsibility is met by Celanese AG through the application of appropriate tools as well as corresponding organizational preventive measures. The Board of Management is thus able to recognize possible risks early on and to apply corresponding countermeasures.

The processes we have implemented for supervision, guidance and control, as well as the corresponding organizational regulations of Celanese AG ensure that the inclusion of risks related to group companies and significant associated enterprises are included in the risk management assessment performed by Celanese AG. This task is performed by individuals appointed for certain risks in the businesses and corporate functions. In addition, the necessary risk management in Group companies and significant associated enterprises is governed by standards, such as CORM, established by Celanese AG and supported by specific guidelines for the early detection of risks in the Group. Moreover, the Board of Management required training in risk management to be held.

Risk management is under the supervision of Celanese Global Audit and is in accordance with Section 317 para. 4 of the German Commercial Code
(Handelsgesetzbuch).

ISSUING OF CELANESE SHARES AND STOCK EXCHANGE LISTING

The demerger and transfer of total assets was carried out in accordance with
Section 123 para. 2 no. 1 of the German Reorganization Act (Umwandlungsgesetz). Every shareholder owning shares of Hoechst Aktiengesellschaft on October 22, 1999, the day the demerger became effective, received one Celanese share for every ten Hoechst shares. No Celanese shares were issued for the treasury stock held by Hoechst Aktiengesellschaft at the time of the demerger. After the demerger, Hoechst Aktiengesellschaft no longer held any shares in Celanese AG. The share capital of Celanese AG after the demerger was divided into 55.9 million no-par shares with a nominal value for calculation of (euro)2.56 (DM 5) per share.

Based on the authorization from the Annual General Meeting on May 10, 2000 allowing the Board of Management to repurchase shares of the company up to a maximum of 10% of its current capital stock, Celanese AG had repurchased 5,591,500 shares as treasury stock. Of this treasury stock, the supervisory board received in 2000 and 2001 a total of 11,022 shares as part of their annual compensation. On January 1, 2002 Celanese AG held 5,580,478 shares as treasury stock.

In 2002 and 2003, the members of the supervisory board received an additional 21,223 shares of treasury stock as part of their annual compensation. In the annual general meeting of May 15, 2002 the Board of Management was authorized to retire treasury stock with the approval of the supervisory board but without further specific shareholder resolution and to repurchase treasury stock of up to 10% of the common stock of Celanese AG. After the approval of the supervisory board, the board of management retired in November 2002 1,125,000 shares of the treasury stock of Celanese AG. The retirement resulted in a reduction of Celanese AG's common stock by (euro)2,876,016.83 to (euro)140,069,354.19. Based on this decision, 1,034,646 shares of treasury stock were repurchased through April 30, 2003.

In November 2002, Celanese AG transferred 3,500,000 shares of treasury stock, valued at (euro)75,250,000, to its 100 % owned subsidiary Celanese Holding GmbH, Kronberg im Taunus. According to Section no. 71d of the stock corporation act
(AktG) these shares are regarded as treasury stock of Celanese AG. As of December 31, 2003, Celanese AG owned 1,968,901 shares of treasury stock directly and 3,500,000 shares indirectly. As of December 31, 2003, 49,321,468 shares are entitled to participate in the dividend distribution as compared to 50,058,476 shares in 2002.

The shares of Celanese AG are traded on the stock exchanges in Frankfurt am Main and New York.

The Celanese share is listed in the MDAX, the EuroStoxx 600 and since May 2002 in all MSCI Small CAP Indices.


OUTLOOK AND RISKS OF FUTURE DEVELOPMENT

In 2003, Celanese reached a satisfactory result through its income from investments. Compared to 2002, the result was burdened by special effects such as the decision of the EU-Commission. In 2002 the results benefited from significant write-ups.

During the year, Celanese implemented financial shared services which is an additional step to improve the cost structures of the company. This step is coherent with the introduction of a global SAP-System. Through the new system, all businesses and business systems of Celanese will be integrated. After SAP has been introduced successfully in Mexico in the fourth quarter of 2003, all other business will follow in 2004.

On December 16, 2003, BCP Crystal GmbH & Co. KG, a German limited partnership controlled by a group of investor funds advised by The Blackstone Group, announced its intention to launch a voluntary public offer to acquire all of the outstanding shares of Celanese AG for a price of (euro)32.50 per share, without interest. We make reference to the detailed Statement of Position of the Board of Management of Celanese AG, which was published on February 6, 2004.

The tender offer period commenced on February 2, 2004. The offer is subject to a number of conditions, including receipt of antitrust clearances, a minimum acceptance of 85% of the outstanding registered ordinary shares of Celanese AG and the absence of certain material adverse changes with respect to Celanese. If any of the conditions have not been satisfied by the end of the acceptance period, which is March 15, 2004, or waived, then the offer may not be consummated.

At the start of 2004, signs of modest economic growth were evident, although visibility remains low. Despite some positive initial indicators, broad and sustainable improvement in demand in industrial markets and consumer confidence remain to be seen.

Risks with significant influence on the assets, liabilities, financial position and earnings of Celanese AG arise particularly from possible expenditures in connection with demerged liabilities for environmental damages resulting from business sales as well as for

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liability risks arising from guarantees issued in connection with divestiture contracts. For this purpose, Celanese AG has established accruals as far as permitted. Within the framework of a graduated plan under the Hoechst Aktiengesellschaft demerger contract, Celanese AG is initially responsible for environmental damages up to an amount of (euro)250 million. If such damages exceed this amount, they are assumed by Hoechst Aktiengesellschaft to a limit of
(euro)500 million. Celanese AG is responsible for one third of the amount beyond
(euro)750 million.

Additional material risks may result from investments in case permanently depressed performance, which can also be triggered by negative economic conditions, requires impairment of such investments.

Management is currently not aware of any risks that jeopardize the existence or materially influence the development of Celanese AG.

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AUDITORS' REPORT ON THE FINANCIAL STATEMENTS OF CELANESE AG,
Kronberg im Taunus for the Year Ended December 31, 2003

We have audited the annual financial statements, together with the bookkeeping system, and the management report of Celanese AG for the business year from January 1, 2003 to December 31, 2003. The maintenance of the books and records and the preparation of the annual financial statements and management report in accordance with German commercial law are the responsibility of the Company's Board of Management. Our responsibility is to express an opinion on the annual financial statements, together with the bookkeeping system, and the management report based on our audit.

We conducted our audit of the annual financial statements in accordance with ss. 317 HGB (Handelsgesetzbuch: German Commercial Code) and the German generally accepted standards for the audit of financial statements promulgated by the Institut der Wirtschaftsprufer in Deutschland (IDW). Those standards require that we plan and perform the audit such that misstatements materially affecting the presentation of the net assets, financial position and results of operations in the annual financial statements in accordance with German principles of proper accounting and in the management report are detected with reasonable assurance. Knowledge of the business activities and the economic and legal environment of the Company and evaluations of possible misstatements are taken into account in the determination of audit procedures. The effectiveness of the internal control system relating to the accounting system and the evidence supporting disclosures in the books and records, the annual financial statements and the management report are examined primarily on a test basis within the framework of the audit. The audit includes assessing the accounting principles used and significant estimates made by the Board of Management, as well as evaluating the overall presentation of the annual financial statements and management report. We believe that our audit provides a reasonable basis for our opinion.

Our audit has not led to any reservations.

In our opinion, the annual financial statements give a true and fair view of the net assets, financial position and results of operations of the Celanese AG in accordance with German principles of proper accounting. On the whole the management report provides a suitable understanding of the Company's position and suitably presents the risks of future development.

Frankfurt am Main, February  17, 2004

KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft
Wirtschaftsprufungsgesellschaft

Kuhn                               Euler
(German Public Auditor)            (German Public Auditor)

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INCOME STATEMENT
For the period from January 1 through December 31, 2003 of Celanese AG

 -----------------------------------------------------------------------------------------
 IN THOUSAND (euro)                   COMPARE TO NOTE                 2003           2002
 -----------------------------------------------------------------------------------------
 General and administrative costs             3          -          97,744         53,936
 Other operating income                       4          +          26,468         36,444
 Other operating expense                      5          -          19,904          3,873
 Income from investments                      6          +         192,437        175,933
 Net interest                                 7          +          19,009         25,539
 Other financial income                       8          +        (11,998)        (2,080)

 -----------------------------------------------------------------------------------------
 INCOME BEFORE TAXES                                     =         108,268        178,027
 -----------------------------------------------------------------------------------------

 Income taxes                                 9          -          16,384         36,608

 -----------------------------------------------------------------------------------------
 NET EARNINGS                                            =          91,884        141,419
 -----------------------------------------------------------------------------------------

BALANCE SHEET
As of December 31, 2003 of Celanese AG

-------------------------------------------------------------------------------------------
IN THOUSAND (euro)                              COMPARE TO NOTE          2003         2002
-------------------------------------------------------------------------------------------
ASSETS

     Intangible assets                                 10                 384          389
     Property, plant and equipment                     11               5,589        4,187
     Investments                                       12           1,852,037    1,851,987

NON-CURRENT ASSETS                                                  1,858,010    1,856,563

     Loans receivable                                  13           1,057,948    1,315,573
     Other receivables and other assets                14             203,507       53,489

RECEIVABLES AND OTHER ASSETS                                        1,261,455    1,369,062

     Treasury stock                                    15              40,691       25,870
                                                       16
     Cash and cash equivalents                                         31,456       21,396

CURRENT ASSETS                                                      1,333,602    1,416,328

PREPAID EXPENSES AND DEFERRED CHARGES                                      69          174

-------------------------------------------------------------------------------------------
TOTAL ASSETS                                                        3,191,681    3,273,065
-------------------------------------------------------------------------------------------

SHAREHOLDER'S EQUITY AND LIABILITIES

     Subscribed capital                                               140,069      140,069
       (Conditional capital)                                          (6,391)      (3,196)
     Additional paid-in capital                                     2,049,551    2,049,551
     Reserve for treasury stock                                        40,691       25,870
     Retained earnings                                                220,587      140,564
     Unappropriated retained earnings                                  45,942       70,710

SHAREHOLDER'S EQUITY                                   17           2,496,840    2,426,764

SPECIAL RESERVE ITEM SUBJECT TO FUTURE TAXATION        18                   -           63

     Pension accruals and similar obligations          19              26,063       21,585
     Other accruals                                    20             193,208      194,706

ACCRUALS                                                              219,271      216,291

     Financial debt                                                   462,282      604,319
     Trade accounts payable                                            12,208        7,703
     Miscellaneous liabilities                                          1,080       17,925

OTHER LIABILITIES                                      21             475,570      629,947

-------------------------------------------------------------------------------------------
TOTAL SHAREHOLDERS' EQUITY AND LIABILITIES                          3,191,681    3,273,065
-------------------------------------------------------------------------------------------

NOTES TO THE FINANCIAL STATEMENTS OF CELANESE AG

1  ACCOUNTING PRINCIPLES

The annual financial statements have been prepared in accordance with the requirements of the German Commercial Code (Handelsgesetzbuch) and the stock corporation act (Aktiengesetz, AktG). In order to improve reader comprehension, some of the legally required income statement and balance sheet items have been combined. For the same reason, we have gone beyond the legal requirements with regard to classification and shown various items in the balance sheet and income statement separately. The required detailed information and relevant explanations are contained in the notes.

2  ACCOUNTING AND VALUATION PRINCIPLES

Purchased intangible assets are carried at their acquisition cost and amortized straight-line over their expected useful lives.

Property, plant and equipment is capitalized at acquisition or manufacturing costs and depreciated over the expected useful life.

Fixed assets are generally depreciated using the declining-balance method. For additions in the first half of the year the full depreciation for the year is being recorded. For additions in the second half of the year a half year depreciation is being recorded. In applying the declining-balance method of depreciation, a transition is made to the straight-line method of depreciation for residual book values as soon as this results in increased depreciation expense. Additionally, write-offs due to asset impairment are recorded if a decrease in value is expected to be permanent. Assets of minor value are depreciated in the year of acquisition and are shown as disposals. The depreciation method and useful life of equipment, that has been transferred from subsidiaries at net book value due to the implementation of shared services in the area of accounting, has been continued.

Investments are generally carried at acquisition cost, where necessary reduced by write-downs. Interest free or long-term loans carrying low interest rates are discounted.

Accounts receivable are stated at their nominal value. Appropriate provisions have been applied to account for risks.

Receivables and liabilities denominated in foreign currencies are translated at the rate on the day they are incurred. Hedged and non-hedged short term loans receivable and payable are translated at the spot rate since this reflects more appropriately the earnings of Celanese AG. Specifically hedged receivables and payables can be individually allocated to the respective hedges. If translation at the spot rates results in a decrease of long-term receivables or an increase of long-term liabilities, these translated values are used. Negative exchange differences resulting there from are recognized in the income statement as an expense. Cash and cash equivalents in foreign currencies are translated at the buying rate on the balance sheet date.

Treasury stock are valued at historical costs or market value, whichever is lower.

Accruals are stated at the amount required, based on sound business judgment.

The valuation of pension commitments is made in accordance with Statement of Financial Accounting Standards No. 87, "Employers' Accounting for Pensions" under United States generally accepted accounting principles. The valuation is based on a discount factor of 5.25% (previous year 6.00%), an annual salary increase rate of 3.00% (previous year 3.00%), and an annual pension increase rate of 1.50% (previous year 1.75%). Statistic schedules of 1998 from Dr.
Klaus Heubeck are used. The value that has been determined under tax regulations is (euro)24.7 million and accordingly (euro)1.3 million less than the amount recorded.

Liabilities are stated at their redemption amount.


3  GENERAL AND ADMINISTRATIVE COSTS

This item of the income statement contains particularly the general and personnel expenses of the Corporate Center in Kronberg im Taunus as well as the Shared Services in the areas Human Resource, IT, Communications, Law and as of 2003 Accounting. The increase compared to the year 2002 is primarily a result of an addition to the accrual for stock based compensation in the amount of
(euro)15 million (previous year income of (euro)0.6 million). Further costs were incurred by fees in the amount of (euro)16.4 million (previous year 2.1 million) for various consulting services. In addition the implementation of Shared Services in the area Accounting contributed to the increase in general and administrative costs.

4  OTHER OPERATING INCOME

Other operating income includes income related to other periods from the release of reserves of (euro)0.1 million (previous year (euro)16.5 million) as well as income from service level agreements from Shared Service in the areas Human Resources, IT, Communication, Law and Accounting amounting to (euro)19.0 million (previous year (euro)13.3). In addition, the Special Reserve Items Subject to Future Taxation in the amount (euro)0.06 million has been released.


5  OTHER OPERATING EXPENSE

The increase of other operating expense compared to the year 2002 is primarily a result of an addition to the accrual for lawsuit risks of (euro)18.2 million (previous year (euro)0).

6  INCOME FROM INVESTMENTS

------------------------------------------------------------------------------------
IN THOUSAND (euro)                                              2003           2002
------------------------------------------------------------------------------------
    Domestic                                                 166,833         24,548
    (of which from subsidiaries)                           (160,866)       (12,198)
    Abroad                                                     1,000          1,005
    (of which from subsidiaries)                             (1,000)        (1,005)
    Gain on disposal of investments                               64         11,760
    Income from profit and loss transfer agreements           24,730         27,022
    Other investment income                                        0        112,080



    GAINS                                                    192,627        176,415


    Other investment expenses                                    190            482

    LOSSES                                                       190            482


------------------------------------------------------------------------------------
INCOME FROM INVESTMENTS                                     192,437         175,933
------------------------------------------------------------------------------------

Income from domestic investments consists primarily of dividend distributions of prior year from Celanese Holding GmbH, Kronberg im Taunus in the amount of
(euro) 71.6 million, as well as from Celanese Chemicals Europe GmbH, Kronberg im Taunus in the amount of (euro)85.0 million.

From domestic service enterprises having the legal form of partnerships, a total of (euro)10.2 million of dividend income (previous year (euro)24.5 million) was received.

From the profit and loss transfer agreement with Ticona GmbH, Kelsterbach, Celanese AG received (euro)24.7 million (previous year (euro)27.0 million) in income during 2003.

In 1999 Celanese AG impaired its investment in Celanese Chemicals Europe GmbH, Kronberg im Taunus, a 100% subsidiary, in the amount of (euro)112 million. Since 1999, the financial position of Celanese Chemicals Europe GmbH has improved considerably. Accordingly, in 2002 the investment was written up again in accordance with ss. 280 HGB.

7  NET INTEREST

-------------------------------------------------------------------------------------------
IN THOUSAND (EURO)                                                    2003           2002
-------------------------------------------------------------------------------------------
Other interest and similar income                                   24,727         42,374

     (of which from subsidiaries)                                  (24,644)       (37,683)

Interest on corporate debt and other interest expenses              14,871         23,144

     (of which to subsidiaries)                                    (10,344)       (12,427)

Hedging expenses of foreign exchange forward contracts              -9,153         -6,309

------------------------------------------------------------------------------------------
NET INTEREST (INCOME)                                               19,009         25,539
------------------------------------------------------------------------------------------

Income and expenses relating to subsidiaries arise for the most part from intra-group financing transactions. The intra-group financing transactions mostly relate to US-Dollar loans granted to US-subsidiaries.

The reduction of interest income in 2003 results mainly from significantly lower interest rates compared to the prior year.

8  OTHER FINANCIAL INCOME

------------------------------------------------------------------------------------------
IN THOUSAND (EURO)                                                    2003           2002
------------------------------------------------------------------------------------------
Sundry financial income                                            331,410        101,801
Sundry financial expenses                                          343,408        103,881

------------------------------------------------------------------------------------------
OTHER FINANCIAL INCOME                                            (11,998)        (2,080)
------------------------------------------------------------------------------------------

Sundry financial income and sundry financial expenses show those items which relate solely to the financial area and are neither contained in investment income nor in net interest. This includes realized exchange gains or exchange losses in connection with corporate loans in foreign currencies and the management of the company's currency risk, as well as the valuation of the company's treasury stock. The decrease in other financial income is due to foreign exchange losses from unhedged dollar denominated inter-company loans.

9  INCOME TAXES

------------------------------------------------------------------------------------------
IN THOUSAND (euro)                                                  2003            2002
------------------------------------------------------------------------------------------
Corporation tax, Solidarity surcharge                   +          16,381          37,477
Foreign withholding tax                                 +               3           (869)

------------------------------------------------------------------------------------------
INCOME TAXES                                                       16,384          36,608
------------------------------------------------------------------------------------------

Income tax expense of Celanese AG in 2003 includes (euro)10.3 million related to prior years.

The amount of tax expenditure in 2002 is mainly a result of the write-up of the investment in Celanese Chemicals Europe GmbH, Kronberg im Taunus.



10  INTANGIBLE ASSETS

--------------------------------------------------------------------------------------
IN THOUSAND (euro)
--------------------------------------------------------------------------------------
SOFTWARE
--------------------------------------------------------------------------------------
ACQUISITION COST

     Opening balance Jan. 1, 2003                                                1,685
     Additions                                                                   1,443
     Disposals                                                                     121
     CLOSING BALANCE DEC. 31, 2003                                               3,007


ACCUMULATED DEPRECIATION

     Opening balance Jan. 1, 2003                                                1,296
     Additions                                                                   1,416
     Disposals                                                                      89
     CLOSING BALANCE DEC. 31, 2003                                               2,623

--------------------------------------------------------------------------------------
NET BOOK VALUE DEC. 31, 2003                                                       384
--------------------------------------------------------------------------------------
Net book value Dec. 31, 2002                                                       389
--------------------------------------------------------------------------------------


High additions to acquisition costs as well as accumulated depreciation are based on the transfer of intangible assets at gross value from subsidiaries as a result of the implementation of Financial Shared Services.

The depreciation for the year 2003 is (euro)731 thousand.



11  PROPERTY, PLANT AND EQUIPMENT

-------------------------------------------------------------------------------------
IN THOUSAND (EURO)
-------------------------------------------------------------------------------------
OTHER PLANT, FACTORY AND OFFICE EQUIPMENT
-------------------------------------------------------------------------------------
ACQUISITION OR MANUFACTURING COST

     Opening balance Jan. 1, 2003                                                8,728
     Additions                                                                   2,796
     Disposals                                                                     554
     CLOSING BALANCE DEC. 31, 2003                                              10,970


ACCUMULATED DEPRECIATION

     Opening balance Jan. 1, 2003                                                4,541
     Additions                                                                   1,370
     Disposals                                                                     530
     CLOSING BALANCE DEC. 12, 2003                                               5,381

--------------------------------------------------------------------------------------
NET BOOK VALUE DEC.  31, 2003                                                    5,589
--------------------------------------------------------------------------------------
Net book value Dec. 31, 2002                                                     4,187
--------------------------------------------------------------------------------------

High additions to acquisition costs as well as accumulated depreciation are based on the transfer of fixed assets at gross value from subsidiaries as a result of the implementation of Shared Services in the area Accounting.

The depreciation for the year 2003 is (euro)1.243 thousand.

12  INVESTMENTS

---------------------------------------------------------------------------------------------------------------
IN THOUSAND
(euro)
---------------------------------------------------------------------------------------------------------------
                                                                  SHARES IN
                                                                 SUBSIDIAR-        INVESTMENT
                                                                        IES         INTERESTS            TOTAL
---------------------------------------------------------------------------------------------------------------
ACQUISITION COSTS

     Opening balance Jan. 1, 2003                                 2,832,266            69,765        2,902,031
     Additions                                                          100                 0              100
     Disposals                                                           50                 0               50

CLOSING BALANCE DEC. 31, 2003                                     2,832,316            69,765        2,902,081

ACCUMULATED DEPRECIATION

     Opening balance Jan 1, 2003                                  1,050,042                 2        1,050,044
     Additions                                                            0                 0                0
     Disposals                                                            0                 0                0
     Reinstatement of original values                                     0                 0                0

CLOSING BALANCE DEC. 31, 2003                                     1,050,042                 2        1,050,044

---------------------------------------------------------------------------------------------------------------
NET BOOK VALUE DEC. 31, 2003                                      1,782,274            69,763        1,852,037
---------------------------------------------------------------------------------------------------------------
Net book value Dec. 31, 2002                                      1,782,224            69,763        1,851,987
---------------------------------------------------------------------------------------------------------------

13 LOANS RECEIVABLE

------------------------------------------------------------------------------------------------------------------
IN THOUSAND (EURO)                                                                     2003                  2002
------------------------------------------------------------------------------------------------------------------
from subsidiaries                                                                  1,027,278            1,315,211
from enterprises in which a participatory interest exists                             30,670                  362

------------------------------------------------------------------------------------------------------------------
LOANS RECEIVABLE                                                                   1,057,948            1,315,573
------------------------------------------------------------------------------------------------------------------

Loans receivable mainly relate to short-term loans from intra-group financing transactions.


14 OTHER RECEIVABLES AND OTHER ASSETS

------------------------------------------------------------------------------------------------------------------
IN THOUSAND (EURO)                                                                       2003                 2002
------------------------------------------------------------------------------------------------------------------
Other receivables

     from subsidiaries                                                                181,685               40,570
     from enterprises in which a participatory interest exists                              .                    0
     from third parties                                                                    38                  591


Tax receivables                                                                        21,784               12,328





------------------------------------------------------------------------------------------------------------------
Other receivables and other assets                                                    203,507               53,489
------------------------------------------------------------------------------------------------------------------

The other receivables are mainly comprised of receivables from subsidiaries for dividend payments.

Tax receivables mainly relate to short term value added tax receivables for the current year as well as corporate tax prepayments.


15 TREASURY STOCK

In 2000, Celanese AG repurchased 5,591,500 of its own shares. During the years 2000 through 2003 32,245 of the repurchased shares were distributed to the members of the Supervisory Board as part of their annual compensation. At the annual general meeting on May 15, 2002 the board of management was authorized to retire treasury stock and repurchase own shares up to 10% of the common stock with the approval of the supervisory board but without further specific shareholder resolution. After the approval of the supervisory board, the board of management retired in November 2002, 1,125,000 own shares. The retirement resulted in a reduction of Celanese AG's common stock by
(euro)2,876,016.83 to (euro)140,069,354.19. Based on this decision 1,034,646 shares of treasury stock were repurchased by April 30, 2003. Of this number, 749,848 shares were repurchased in 2003. The corresponding increase in subscribed capital in the year 2003 is (euro) 1,916,956; this represents 1.37% of subscribed capital. The average purchase price for these shares was
(euro)18.59. In addition, 12,840 shares of treasury stock were issued to members of the Supervisory Board in 2003. The reduction in subscribed capital for the reporting period is (euro)32,825, or 0.02% of subscribed capital.

In November 2002, Celanese AG transferred 3,500,000 shares of treasury stock valued at (euro)75,250,000 to its 100% owned subsidiary Celanese Holding GmbH, Kronberg im Taunus. According to Section no. 71d of the stock corporation act
(AktG) these shares are regarded as treasury stock of Celanese AG. As per December 31, 2003, Celanese AG owned 1,968,901 shares of treasury stock directly and 3,5000,000 shares indirectly.

The balance sheet of Celanese AG to December 31, 2003 contains treasury shares amounting to (euro)5,033,415, or 3,59% of subscribed capital. Directly and indirectly owned shares by Celanese AG correspond to 9,98% of the subscribed capital. The average purchase price per share of the shares held both directly and indirectly as of the balance sheet date was (euro)21,47.

As of December 31, 2003 a valuation allowance of (euro)0 has been recorded ((euro)1,2 million in 2002) for directly held treasury stock.

Treasury stock has been acquired in 2003 as follows:

                                      NUMBER OF                                     SHARE OF THE         PURCHASE
                             REPURCHASED SHARES               AMOUNT OF THE           SUBSCRIBED            PRICE
MONTH                                                    SUBSCRIBED CAPITAL              CAPITAL      IN THOUSAND
                                                         IN THOUSAND (euro)                 IN %           (euro)
January 2003                            146,200                         374                0.27%            3,161
February 2003                           171,606                         439                0.31%            3,299
March 2003                              177,017                         453                0.32%            3,065
April 2003                              255,025                         652                0.47%            4,411

------------------------------------------------------------------------------------------------------------------
                                        749,848                       1,917                1.37%           13,936
------------------------------------------------------------------------------------------------------------------

16 CASH AND CASH EQUIVALENTS

Cash and cash equivalents contain checks, cash on hand and at banks.

17 MOVEMENTS ON SHAREHOLDERS' EQUITY

-----------------------------------------------------------------------------------------------------------------
                                                                    RESERVE      OTHER
                                                            ADDI-       FOR        RE-      UNAPPRO-      SHARE-
                                               SUB-        TIONAL    TREAS-     TAINED       PRIATED       HOLD-
                                            SCRIBED       PAID-IN       URY      EARN-      RETAINED        ERS'
IN THOUSAND (euro)                          CAPITAL       CAPITAL     STOCK       INGS      EARNINGS      EQUITY
-----------------------------------------------------------------------------------------------------------------
Shareholders' equity
as per Jan. 1, 2003                         140,069     2,049,551    25,870    140,564        70,710   2,426,764

Dividends                                         0             0         0          0      (21,808)    (21,808)
Reclassifications from
net income 2002                                   0             0         0     48,902      (48,902)           0
Net Income                                        0             0         0          0        91,884      91,884
Reclassification from unappropriated
retained earnings 2003                            0             0         0     45,942      (45,942)           0
Reclassification of reserves                      0             0    14,821   (14,821)             0           0

-----------------------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY
AS OF DEC. 31, 2003                         140,069     2,049,551    40,691    220,587        45,942   2,496,840
-----------------------------------------------------------------------------------------------------------------

The subscribed capital of Celanese AG was (euro)140,069,354.19 as per December 31, 2003; it is divided up into 54,790,369 individual shares of which 1,968,901 are being held in treasury stock by Celanese AG and 3,500,000, due to the transfer in 2002, are being held by the 100% owned subsidiary Celanese Holding GmbH. As per December 31, 2003 49,321,468 shares (previous year 50,058,476) are entitled to participate in the dividend distribution of Celanese AG.

According to Section 58 para. 2 of the stock corporation act (AktG) half of the net income was transferred to other retained earnings.


18  SPECIAL RESERVE ITEMS SUBJECT TO FUTURE TAXATION

------------------------------------------------------------------------------------------------------------------
IN THOUSAND (euro)                                                                         2003              2002
------------------------------------------------------------------------------------------------------------------
Adjustments solely relating to tax law in accordance with
Section 1 Development Aid Tax Law concerning financial
assets (Entwicklungshilfe-Steuergesetz)                                                       0                63

------------------------------------------------------------------------------------------------------------------
SPECIAL RESERVE ITEMS SUBJECT TO FUTURE TAXATION                                              0                63
------------------------------------------------------------------------------------------------------------------

19 PENSION ACCRUALS AND SIMILAR OBLIGATIONS

Accruals for pensions and similar obligations are set up for active and retired employees. The increase of the accruals results from the change of the discount factor used.

20 OTHER ACCRUALS

------------------------------------------------------------------------------------------------------------------
IN THOUSAND (euro)                                                                         2003              2002
------------------------------------------------------------------------------------------------------------------

Liability risks                                                                          91,535            91,848
Lawsuit risks                                                                            22,386             5,367
Taxes                                                                                    25,702            75,280
Other                                                                                    53,585            22,211

------------------------------------------------------------------------------------------------------------------
OTHER ACCRUALS                                                                          193,208           194,706
------------------------------------------------------------------------------------------------------------------

The increase of accruals for lawsuit risks is due to the addition to the accrual for a fine imposed by the European Commission for antitrust matters against Hoechst AG in the sorbates business of the subsidiary Nutrinova Nutrition Specialties Food Ingredients GmbH, Frankfurt am Main; Celanese AG assumed 20% of the resulting obligation in accordance with the demerger agreement.

The increase in other accruals is due in the main to a further allocation to the accrual for stock-based compensation of (euro)12 million and further allocation to the accrual for outstanding invoices of (euro)17 million.

The decrease in tax accruals results from the partial use of the accrual.


21 LIABILITIES

------------------------------------------------------------------------------------------------------------------
IN THOUSAND (euro)                                                                         2003              2002
------------------------------------------------------------------------------------------------------------------
CORPORATE DEBT

Loans from subsidiaries                                                                 341,114           514,172
Loans from enterprises with which a participatory interest exists                        73,167            90,147
Bank loans and overdrafts                                                                48,001                 0

------------------------------------------------------------------------------------------------------------------
CORPORATE DEBT                                                                          462,282           604,319
------------------------------------------------------------------------------------------------------------------

The loans from subsidiaries result from intra-group financing transactions.

------------------------------------------------------------------------------------------------------------------
IN THOUSAND (EURO)                                                                         2003              2002
------------------------------------------------------------------------------------------------------------------
MISCELLANEOUS LIABILITIES

Amounts owed to subsidiaries                                                                                5,902
Payroll liabilities                                                                         457               484
Social security liabilities                                                                 363               223
Tax liabilities                                                                               3             9,218
Other liabilities                                                                           257             2,098
------------------------------------------------------------------------------------------------------------------
MISCELLANEOUS LIABILITIES                                                                 1,080            17,925
------------------------------------------------------------------------------------------------------------------

The liabilities due to subsidiaries in 2002 were exclusively for amounts owed to the subsidiaries resulting from the assumption of value added tax by Celanese AG as tax subject of the tax group.

The reduction in tax liabilities results from the payment of the tax liability due at 31 December 2002. In 2003, tax prepayments exceeded expected tax due, and a tax receivable was recorded in the balance sheet (see note 14).

All liabilities have like in prior year a remaining term of up to one year.


 ADDITIONAL DISCLOSURES

22 PERSONNEL EXPENSE

-----------------------------------------------------------------------------------------------------------------
IN THOUSAND (euro)                                                                           2003           2002
-----------------------------------------------------------------------------------------------------------------

Wages and Salaries                                                                         37,415         16,619
Social security contributions                                                               1,942          1,333

PERSONNEL EXPENSE EXCLUDING PENSIONS                                                       39,357         17,952



Pensions                                                                                    5,090          3,920

-----------------------------------------------------------------------------------------------------------------
PERSONNEL EXPENSE                                                                          44,447         21,872
-----------------------------------------------------------------------------------------------------------------

The increase in wages and salaries is mainly due to the transfer of employees from subsidiaries following the implementation of Shared Services in the area of Accounting as well as an addition to the accrual for stock-based compensation in the amount of (euro)15.0 million.

23 STOCK-BASED COMPENSATION

There are various stock-based compensation plans, for which accruals in the amount of (euro)15.4 million ((euro)3.8 million in 2002) have been recorded as of December 31, 2003.


24 ANNUAL AVERAGE NUMBER OF EMPLOYEES

--------------------------------------------------------------------------------------------------------------------
                                                                                            2003               2002
--------------------------------------------------------------------------------------------------------------------

Corporate Center                                                                             185                138


The increase in headcount is due to the expansion in the area of Shared Services at Celanese AG.

25 COMMITMENTS NOT INCLUDED IN THE BALANCE SHEET

Various contracts relating to the business of the Celanese Group, under which Hoechst Aktiengesellschaft was the contracting party, were assigned to Celanese AG in accordance with the demerger agreement. Celanese AG and its subsidiaries are liable to the contract partners for all liabilities arising from these contracts. Hoechst Aktiengesellschaft has indemnified Celanese AG from substantially all liabilities which are not linked to the operating activities of investments held by Celanese AG (except for liabilities relating to environmental risks). In addition, the environmental risks in relation to liabilities for environmental damages pursuant to the sales contracts of 19 industrial chemical businesses sold by Hoechst Aktiengesellschaft were transferred to Celanese AG. The corresponding environmental liability is divided for this purpose into three layers: Celanese AG is initially fully liable for environmental damages up to a total amount of (euro)250 million; Hoechst Aktiengesellschaft is liable for amounts exceeding this level up to a total amount of (euro)500 million; Celanese AG is liable for one third, and Hoechst Aktiengesellschaft is liable for two thirds, for any amounts for environmental damages exceeding (euro)750 million. This rule also applies to the initially mentioned risks from environmental damages from contracts demerged to Celanese AG.

At this point no reliable representation about the extent of demerged liabilities can be made, however, we believe that the established accruals are sufficient.

Risks of the subsidiary Nutrinova Nutrition Specialties & Food Ingredients GmbH in connection with pending anti-trust proceedings and civil suits regarding sorbates that, in accordance with the demerger contract, are to be borne one fifth by Celanese AG and four fifths by Hoechst Aktiengesellschaft, have been provided for with an ac-crual. Celanese AG is of the opinion that all arising liabilities do not have a material negative impact on the assets and liabilities of Celanese AG taking into account the reimbursements from Hoechst Aktiengesellschaft.

In the context of the demerger, Hoechst Aktiengesellschaft has transferred its potential liability for residual contamination of previous production sites of Hoechst Aktiengesellschaft to Celanese AG. However, the internal relationship stipulates an obligation for Hoechst Aktiengesellschaft to carry two thirds of the expenses that do not give rise to asserted indemnification or compensation claims against third parties. Claims against companies belonging to the Celanese group qualify as indemnification or compensation claims against third parties which would exclude a compensation claim for two thirds of the expenses by Celanese AG against Hoechst Aktiengesellschaft. Therefore, and insofar as such claims exist against subsidiaries of Celanese AG, the original liability would remain within the Celanese group.

Additionally, Celanese AG is a limited partner of several InfraServ companies. The limited partners have an obligation to provide supplementary contributions for residual contaminations from the period before the formation of the InfraServ companies which are not allocable to the polluter. Future costs for environmental protection and the elimination of contaminations are difficult to determine due to uncertainties regarding the legal provisions, rules and information pertaining to the individual sites.

For loans granted to group companies Celanese AG has issued guarantees to various financial institutions to the amount of (euro)254 million.

Furthermore, liability risks arise from guarantees issued in connection with divestiture contracts of Celanese Holding GmbH for which Celanese AG is liable.

26 OTHER FINANCIAL COMMITMENTS

Other financial commitments mainly result from lease agreements.


27 DERIVATIVE FINANCIAL INSTRUMENTS

Celanese AG entered into hedging agreements with subsidiaries and banks. The foreign currency derivatives are valued per foreign currency pair according to the fair value method. Valuation losses and gains are offset within one currency pair.

Derivative instruments are solely employed for hedging purposes. To hedge currencies and interest items from the operating activities as well as intra-group financing transactions, Celanese AG typically enters into instruments such as forward exchange contracts and currency and interest swaps.

As of December 31, 2003 forward exchange contracts totaling (euro)1,161 million were outstanding. (euro)1,042 million were concluded with third parties, of which (euro)805 million pertain to the hedging of intra-group credits and investments. A further (euro)119 million existed with group companies as hedging for their operating activities.


28 LIST OF INVESTMENT HOLDINGS

The separate list of investment holdings of Celanese AG as of December 31, 2003 contains the information required by Section 285 no. 11 of the German Commercial Code (Handelsgesetzbuch). The list is published in Konigstein im Taunus (HRB
5294).

29 INFORMATION RELATED TO THE SUPERVISORY BOARD AND BOARD OF MANAGEMENT

Board of Management

Total Compensation Expense Table

--------------------------------------------------------------------------------------------------------------------
                                                                           FIXED AN-                          TOTAL
                                                                           NUAL SAL-                         ANNUAL
                                                                                 ARY        BONUS         COMPENSA-
NAME AND PRINCIPAL POSITION                                                   (euro)       (euro)        TION (euro)
--------------------------------------------------------------------------------------------------------------------
Claudio Sonder (1)                                                           909,996    4,679,800         5,589,796
   Chairman of the Board
David N. Weidman(2)                                                          161,315      176,136           337,450
   Vice Chairman & Chief Operating Officer
Perry W. Premdas(2)                                                          340,050      264,285           604,335
   Chief Financial Officer
Dr. Lyndon Cole(3)                                                           120,900      125,000           245,900
   Member of Board of Management
Dr. Andreas Pohlmann                                                         474,320      461,191           935,511
   Chief Administrative Officer

--------------------------------------------------------------------------------------------------------------------
                                                                           2,006,581    5,706,411         7,712,992
--------------------------------------------------------------------------------------------------------------------

(1)  Included in Mr. Sonder's compensation is an accrued amount of
     (euro)3,800,000 which he will receive upon termination of his contract in October 2004.

(2) Not included in Mr. Weidman's and Mr. Premdas's compensation are income from subsidiaries.

(3)  Board member since September 23, 2003.

Incentive Compensation Table

-----------------------------------------------------------------------------------------------------------------------------
                                                           STOCK APPRECIATION RIGHTS (1)               STOCK OPTIONS (1)
-----------------------------------------------------------------------------------------------------------------------------
                                                                             NUMBER OF    EARNINGS
                                                                                RIGHTS        FROM
                                                                                 EXER-    EXERCISE
                                                      NUMBER                  CISED IN          OF       NUMBER
NAME AND PRINCIPAL POSITION                            HELD     VALUE (euro)      2003      RIGHTS         HELD  VALUE (euro)
-----------------------------------------------------------------------------------------------------------------------------
Claudio Sonder                                       363,500      5,444,770          0           0       90,000      859,500
   Chairman of the Board
David N. Weidman                                     144,000      2,022,835          0           0       55,000      525,250
   Vice Chairman & Chief Operating Officer
Perry W. Premdas                                     188,500      2,839,632          0           0       43,000      410,650
   Chief Financial Officer
Dr. Lyndon Cole                                       25,000        323,500          0           0       15,000      143,250
   Member of Board of Management
Dr. Andreas Pohlmann                                  45,450        666,106          0           0       13,000      124,150
   Chief Administrative Officer

-----------------------------------------------------------------------------------------------------------------------------
                                                     766,450     11,296,843          0           0      216,000    2,062,800
-----------------------------------------------------------------------------------------------------------------------------

(1) No stock appreciation rights ("Rights") or stock options were granted in 2003.

(2) The stock options were valued based on their intrinsic value. Supervisory Board

Compensation of Supervisory Board

-----------------------------------------------------------------------------------------------------------------
                                                                           OTHER         VARIABLE
                                                                            CASH           ANNUAL          TOTAL
                                   FIXED ANNUAL REMUNERA-              REMUNERA-        REMUNERA-      REMUNERA-
                                            TION                            TION             TION           TION
                                           OF WHICH     OF WHICH
                                               CASH       SHARES
NAME                          ((euro))     ((euro)) ((euro)) (1)        ((euro))      ((euro))(3)   ((euro)) (2)
----------------------------------------------------------------------------------------------------------------
Dr. Gunter Metz                 61,355       30,678       30,677          25,203                0         86,558
   Chairman
Reiner Nause                    46,016       23,008       23,008          22,602           31,403        100,021
   Deputy Chairman
Saad A. Al-Shuwaib              19,380        9,690        9,690          13,534                0         32,914
Dr. Hanswilhelm Bach            30,678       15,339       15,339          13,534           43,942         88,154
Ralf Becker  (4)                     0            0            0           4,000                0          4,000
Hans-Jurgen Brinkmann           30,678       15,339       15,339          13,534                0         44,212
Armin Droth                     30,678       15,339       15,339          13,534                0         44,212
Alan R. Hirsig                  30,678       15,339       15,339          16,602                0         47,280
Dr. Joannes C. M. Hovers        30,678       15,339       15,339          15,068                0         45,746
Herbert Schmalz (4)                  0            0            0          12,000                0         12,000
Ralf Sikorski                   30,678       15,339       15,339           7,534           35,291         73,503
Dr. Alfons Titzrath             30,678       15,339       15,339          15,068                0         45,746
Kendrick R. Wilson III          30,678       15,339       15,339          13,534                0         44,212

-----------------------------------------------------------------------------------------------------------------
                               372,175      186,088      186,087         185,747          110,636        668,558
-----------------------------------------------------------------------------------------------------------------

(1) Based on a share price of (euro) 16.13, the average share price during the 20 days prior to the grant date (annual general meeting date).

(2)  Remuneration for Supervisory Board meetings and committee membership.

(3)  Earnings from Stock Appreciation Rights.

(4) Supervisory Board members receive their annual remuneration for the prior year on the day of the annual general meeting. As Messrs. Schmalz and Becker assumed their positions in 2003, they will not receive their remuneration until the annual general meeting on June 15, 2004.

Stock Appreciation Rights

-------------------------------------------------------------------------------------------------------------------------
                                          GRANTED IN 2003 (1)           EXERCISED IN              TOTAL RIGHTS HELD
                                                                            2003                    AS OF 12/31/03
                                                                                 EARNINGS                          VALUE
NAME                                   NUMBER  GRANT PRICE (euro)      NUMBER (euro)(2)          NUMBER        (euro)(3)
-------------------------------------------------------------------------------------------------------------------------
Dr. Gunter Metz                         4,300                 19.40         0           0        13,950          190,045
   Chairman
Reiner Nause                            3,250                 19.40     3,950      31,403         6,550           91,910
   Deputy Chairman
Saad A. Al-Shuwaib                      1,355                 19.40         0           0         1,355           17,751
Dr. Hanswilhelm Bach                    2,150                 19.40     4,850      43,942         2,150           28,165
Ralf Becker                                 0                  0.00         0           0             0                0
Hans-Jurgen Brinkmann                   2,150                 19.40         0           0         2,150           28,165
Armin Droth                             2,150                 19.40         0           0         7,000           95,346
Alan R. Hirsig                          2,150                 19.40         0           0         8,050          112,282
Dr. Joannes C. M. Hovers                2,150                 19.40         0           0         8,050          112,282
Herbert Schmalz                             0                  0.00         0           0             0                0
Ralf Sikorski                           2,150                 19.40     4,150      35,291         2,850           38,630
Dr. Alfons Titzrath                     2,150                 19.40         0           0         8,050          112,282
Kendrick R. Wilson III                  2,150                 19.40         0           0         8,050          112,282

-------------------------------------------------------------------------------------------------------------------------
                                       26,105                          12,950     110,636        68,205          939,140
-------------------------------------------------------------------------------------------------------------------------

(1) Due to the share price on the grant date (04/04/03) there was no income effect resulting from the stock appreciation rights ("Rights") granted in 2003.

(2) The earnings are included in the supervisory boards compensation as variable annual remuneration.

(3)  Value determined by: (share price ((euro)32.50) - grant price of respective plan) x number of Rights of respective plan.

THE SUPERVISORY BOARD
(As of December 31, 2003)



DR. GUNTER METZ   1, 2, 3, 4, 5
Chairman,
Former Deputy Chairman of the Board of Management of Hoechst AG
Member of the Supervisory Board: Aventis S.A.*, Zurich Beteiligungs-AG (Germany)

REINER NAUSE   1, 2, 4, 5
Deputy Chairman,
Technician, Chairman of the Central Workers' Council of Celanese AG, Chairman of the Group Workers' Council of Celanese AG

SAAD A. AL-SHUWAIB   4
Chairman and Managing Director of Petrochemical Industries Co., Kuwait Member of the Board of Directors: Kuwait Petroleum Corporation

DR. HANSWILHELM BACH   3
Graduate chemist, Business Liaison Manager Environmental, Health and Safety Affairs for Ticona GmbH, Kelsterbach Site, Chairman of the Group Senior Executives' Committee of Celanese AG

RALF BECKER   4
(since September 30,  2003)
Labor union secretary, Deputy Regional Head of the IG BCE for Hesse/Thuringia Member of the Supervisory Board: Kodak Holding GmbH
Member of the Advisory Council: RAG Bildung GmbH

HANS-JURGEN BRINKMANN   3
Plant mechanic, Member of the Celanese Joint Workers' Council for the Ruhrchemie Site

ARMIN DROTH   1
Electrical engineer, Representative of the VAA (German association of management and professional staff), Member of the Celanese Joint Workers' Council for the Hochst Site

ALAN R. HIRSIG   2, 4
Former Chief Executive Officer of ARCO Chemical Company, USA
Member of the Board of Directors: Checkpoint Systems Inc.*,
Philadelphia Suburban Corporation*

DR. JOANNES C. M. HOVERS   1, 4
Former Chief Executive Officer of Oce N.V., the Netherlands
Member of the Supervisory Board: GTI N.V.*, GVB N.V., Inter Access N.V., Koninklijke Grolsch N.V.*, Kusters Engineering N.V., Mignos en De Block N.V., Multi Processing Equipment Group N.V., De Nederlandsche Bank N.V., NEM Holding N.V., Penguin Ventures N.V., Randstad Holding N.V.*, Schils N.V., Stork MPS N.V., Tilburg University (KUB)

HERBERT SCHMALZ   4
(as of  January 1, 2003)
Chemistry technician, Head of Warehouse and Shipping for Technical Polymers, Ruhrchemie Site

RALF SIKORSKI
(until September 15, 2003)
Labor union secretary, District Head of IG BCE Ludwigshafen

DR. ALFONS TITZRATH   3, 5
Former Chairman of the Supervisory Board of Dresdner Bank AG

KENDRICK R. WILSON III   3
Vice Chairman - Investment Banking, Goldman, Sachs & Co., USA
Member of the Board of Directors: American Marine Holdings Inc.





1 Committee in accordance with ss.27 MitbestG
  (German Co-Determination Act),
2 Personnel and Compensation Committee,
3 Finance and Audit Committee,
4 Strategy Committee
5 Tender Offer Committee


* Listed company

BOARD OF MANAGEMENT
(as of December 31, 2003)



CLAUDIO SONDER
Chairman
Member of the Supervisory Board: Dresdner Bank Lateinamerika AG, Hamburg, Companhia Suzano de Papel e Celulose S.A.*, Brazil
Member of the Board of Management: Ibero-America Association, Hamburg

DAVID N. WEIDMAN
Vice Chairman (since September 23, 2003) and
Chief Operating Officer
Chemical Products
Member of the Board of Management: American Chemistry Council,
National Advisory Council of the Marriott School of Management,
Society of the Chemical Industry

DR. LYNDON COLE
(since September 23, 2003)
President Ticona
Ticona Technical Polymers and the Growth Excellence Council

DR. ANDREAS POHLMANN
Chief Administrative Officer, Director of Personnel
Performance Products, Innovation, Environment, Personnel, Law
Member of the Supervisory Board: Pensionskasse der Mitarbeiter der Hoechst-Gruppe VVaG (German pension fund for Hoechst Group employees)

PERRY W. PREMDAS
Chief Financial Officer
Acetate Products



* Listed company

30 CORPORATE GOVERNANCE

According to Section 161 of the stock corporation act (AktG), the Board of Management and the Supervisory have issued a the declaration to follow the recommendations of the German Corporate Governance Code (Deutscher Corporate Governance Kodex) on January 28, 2003 and February 12, 2003, respectively. This declaration is published on the companies website (www.celanese.com).

Kronberg im Taunus, February 16, 2004









.................................................................................

............

                                                ................................

.................................................................................
Claudio Sonder                                             Perry Premdas










.................................................................................

............

                                                ................................

.................................................................................
David Weidman                                              Dr. Andreas Pohlmann








.................................................................................

............
Dr. Lyndon Cole

CORPORATE GOVERNANCE REPORT OF THE BOARD OF MANAGEMENT AND SUPERVISORY
BOARD (1)

In the year under review, the company's work on corporate governance focused on developing and implementing a global business conduct policy and further optimizing risk management.


GLOBAL BUSINESS CONDUCT POLICY AND RISK MANAGEMENT

In 2003, Celanese AG implemented a Global Business Conduct Policy (BCP) throughout the company. Comprehensive training was conducted for all company employees worldwide to educate them on the BCP's content and the consequences of policy infringement. Moreover, all company managers were required to submit a declaration stating that they read and understood the policy and follow the principles contained therein.

As the BCP was introduced, representatives were appointed worldwide to assist employees in the event of a conflict of interest or infringement against BCP principles. A number of toll-free "whistleblower helplines" were also set up, which employees can call - anonymously, if desired - to report any policy infringements to the BCP representatives. The BCP representatives report to the Global Governance and Risk Officer, who regularly reports to the Board of Management and the Supervisory Board's Finance and Audit Committee on individual BCP issues. A limited number of incidents were reported in the year under review; however after the incidents reported were investigated, none proved to be a major infringement against the BCP.

Celanese AG has had a risk management system to promptly handle risks in place for itself as well as for its individual businesses since the company was founded. The system underwent global standardization and harmonization efforts in all the Group's companies in the year under review.

The Global Governance and Risk Officer reports regularly to the Board of Management on current risks in the Group as well as on BCP issues. The risk management system and significant risks Celanese is exposed to were presented to the Supervisory Board's Finance and Audit Committee for the first time in its December meeting.


GERMAN CORPORATE GOVERNANCE CODE

As in the previous year, Celanese's status quo was closely compared to the German Corporate Governance Code (the "Code") prior to sub-

--------
(1) Simultaneously serves as the report recommended under Sec. 3.10 of the German Corporate Governance Code mitting the comply-or-explain statement for 2003. In accordance with ss. 161 of the German Stock Corporation Act, the Board of Management submitted on January 28, 2003 and the Supervisory Board submitted on February 12, 2003 the comply-or-explain statement. The statement was published on the company's Internet site:

         "The Board of Management and the Supervisory Board of Celanese AG state according to Section 161 of the German Corporation Act that since the last Comply-or-Explain Statement there existed and exists full compliance with the recommendations of the German Corporate Governance Code in the version as published in the Electronic Federal Gazette on November 26, 2002."

Some changes were made to the Board of Management's rules of procedure and distribution of Board member responsibility for the businesses during the year under review. In particular, the position of Vice Chairman of the Board of Management was created and filled.

The Finance and Audit Committee conducted a self-assessment of its efficiency for a second time. The Supervisory Board members completed a self-assessment of the Supervisory Board's work for the first time and discussed the results in the December Supervisory Board meeting.

Moreover, the Board of Management and the Supervisory Board approved publishing a list of individual member compensation for the 2003 reporting year, thus complying with the new recommendation contained in the May 21, 2003 version of the Code.

Celanese AG follows the suggestions contained in the Code as well. The company is only non-compliant regarding the suggestion to have staggered periods of office because at the time the company was founded, all Supervisory Board members were appointed at the same time with the consequence that the periods of office are uniform.


SARBANES OXLEY ACT

As Celanese AG is listed as a public company on the New York Stock Exchange, the Chairman of the Board and the Chief Financial Officer were required to submit what is called a certification in December, in accordance with the U.S. Sarbanes Oxley Act. Moreover, a decision was made to require approval by the Supervisory Board's Finance and Audit Committee of non-audit services that are performed by the company's auditors in the future.

Kronberg im Taunus, March 2004


Celanese AG


The Board of Management                                  The Supervisory Board

REPORT OF THE SUPERVISORY BOARD

Dear Shareholder,

Difficult general conditions in 2003 impacted Celanese's business development: limited economic growth, geopolitical uncertainties and high, volatile energy and raw material prices. Celanese successfully continued to increase efficiency and productivity and focus on its businesses. The company further engaged in constructive sociopolitical dialogue and realized medium and long range growth opportunities for the businesses, such as its projects in China.

In spite of the economic environment described above and weak demand in most customer markets, Celanese optimized the value of its businesses, while investing in new production capacities at the same time. Cooperation with key customers in developing new applications significantly contributed to successful business development.

My colleagues on the Supervisory Board and I would like to thank the Board of Management and all employees for their extraordinary commitment and hard work in 2003.


Focus of the Supervisory Board's work

In 2003, the Supervisory Board closely monitored the company's business development. It discussed all topics relevant to the company's business in regular Supervisory Board and committee meetings. Cooperation between the Supervisory Board and the Board of Management always proceeded in an open and constructive manner.

The Supervisory Board closely reviewed the initiatives the company implemented to align its portfolio and increase growth and productivity. The joint venture with Degussa - European Oxo GmbH - on Oct. 1, 2003 and the divestiture of the Acrylic Acid and Acrylates business to Dow Chemicals in the U.S., are two major examples of such initiatives. The integration of the Emulsions business Celanese acquired from Clariant on Jan. 1, 2003, ran smoothly and is a valuable addition to the acetic acid value chain. The new synthetic gas plant in Oberhausen successfully started operations in the fourth quarter of 2003, as did the EsTech joint venture with Hatco, which will tap the growth market for synthetic lubricants. The joint plant in Oberhausen was commissioned in November.

Another major focus of Supervisory Board work in 2003 was monitoring the implementation of Six-Sigma-based performance-improvement projects throughout the company.

Standardizing company-wide data processing will be a major factor in creating a leaner, more efficient organization. Celanese has been phasing in OneSAP, a standardized SAP system, in the businesses and administrative functions since October 2003. Completion of the rollout is expected in the second half of 2004. The Supervisory Board received detailed information on opportunities and risks associated with this investment.

The Supervisory Board and the Board of Management regularly discussed the further optimization of Environmental, Health and Safety indexes as well as the continued productivity increase at the sites and plants.

Moreover, the Supervisory Board was informed comprehensively and in a timely manner on those issues it is required to decide upon in accordance with legal requirements and the company's articles of association. Matters requiring Supervisory Board approval by resolution were discussed in detail with the Board of Management.

Blackstone tender offer

The Chairman of the Board of Management kept the Chairman of the Supervisory Board regularly and promptly informed of the status of negotiations with Blackstone Capital Partners. In an extraordinary meeting on December 15, 2003, the Chairman of the Board notified the Supervisory Board of Blackstone's intention to publicly announce its intended tender offer to Celanese AG shareholders on the day thereafter. In fulfillment of its obligations, the Supervisory Board formed an ad hoc committee consisting of the Supervisory Board Chairman and Deputy Chairman as well as the Chairman of the Finance and Audit Committee to review the tender offer. The committee was primarily responsible for preparing the Supervisory Board's reasoned opinion on the tender offer in accordance with German takeover law. The Supervisory Board approved the reasoned opinion prepared by this committee in an extraordinary meeting on February 9, 2004. Both the Supervisory Board and the Tender Offer Committee carefully selected and hired their own team of legal experts and an investment bank, which independently from the other advisors to the company exclusively advised the Supervisory Board on this matter.

Corporate governance

In 2003, Celanese AG successfully developed its standards in responsible corporate leadership and control, otherwise known as corporate governance. The Supervisory Board continued to discuss this topic in detail. The optimization of the Supervisory Board's own processes is a visible expression of its understanding of responsible corporate governance. The comprehensive reports on individual agenda items, the careful preparation of all meetings and in-depth discussions of all main issues are particularly worth noting.

The Supervisory Board received detailed presentations on risk management and the company's business conduct policy, as well as regular reports from the company's Global Audit department and external auditors.

In the year under review, the Supervisory Board followed a formalized process to conduct the first self-assessment of its efficiency. The Supervisory Board is of the opinion that many of its internal processes already meet a very high standard. The suggestions for improvement primarily call for more intensive and optimized reports from Supervisory Board committees. The Chairman of the Supervisory Board will follow up on the suggestions for improvement and regularly report to the Supervisory Board on their implementation.

As in the previous year, the Finance and Audit Committee conducted a self-assessment of its own processes, resulting in a generally positive evaluation.

The Supervisory Board sees its recognition by the well-known German economic magazine Wirtschaftswoche and the consulting firm Egon Zehnder International as the best Supervisory Board among companies listed on the German stock exchange as confirmation of the quality of its work.

The statements of full compliance with the German Corporate Governance Code for 2003 submitted by the Board of Management and the Supervisory Board prove that Celanese lives up to high standards.

One clear indication of the Supervisory Board members' serious commitment to their responsibilities is the high level of participation in the meetings. In the year under review, the Supervisory Board met on February 12, June 24, September 23 and December 16. In addition, an extraordinary Supervisory Board meeting was held on December 15. Due to new and increased responsibilities, the number of Finance and Audit Committee meetings was increased in 2003 to three; the number of meetings for this committee will be increased to four in 2004. The Finance and Audit Committee met on February 11, August 1 and December 15. The members of the Strategy Committee met on December 15.

The Personnel and Compensation Committee met a total of two times during the year under review.

Almost all of the Supervisory Board members participated in the meetings of the Supervisory Board and its committees. Only one member was excused from the Supervisory Board meetings in February and June, respectively.

As in the past, the Supervisory Board kept itself informed of important issues by visiting key sites of the company. The Supervisory Board combined its June meeting with a visit to the Hostaform and Celstan production plants as well as Ticona's processing plant at the Kelsterbach site, enabling Supervisory Board members to get first-hand information on the production plants, product innovation and issues concerning workplace and plant safety.


Approving the 2003 annual financial statements

In accordance with the recommendations included in the German Corporate Governance Code, the company's auditors submitted a written statement to the Chairman of the Supervisory Board on February 6, 2003, declaring that there are no grounds for doubting the auditor's independence.

The Celanese AG Annual General Meeting on April 1, 2003 elected KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprufungsgesellschaft as its auditor. The Finance and Audit Committee approved the engagement letter including the proposed audit fees in its meeting on August 1, 2003. The Chairman of the Supervisory signed the engagement letter and sent it to KPMG on December 3, 2003, upon the recommendation of the Finance and Audit Committee.

Celanese AG's annual financial statements and management report were prepared in accordance with the German Commercial Code and the Stock Corporation Act. The consolidated financial statements were prepared in accordance with U.S. GAAP and were supplemented by a Group management report and further explanations pursuant to article 292a of the German Commercial Code. Pursuant to article 292a, preparing consolidated financial statements in accordance with U.S. GAAP releases the company from the obligation to draw up consolidated financial statements according to German law. The annual financial statements and the consolidated financial statements of Celanese AG as of December 31, 2003, and the management report of Celanese AG and the Group management report were audited by KPMG, which issued an unqualified opinion.

All the above-mentioned financial report documents and the corresponding auditor's reports were made available to the Finance and Audit Committee and Supervisory Board and were checked by both of them. The auditors kept the Finance and Audit Committee of the Supervisory Board constantly informed during the audit of the annual financial statements.

The auditors, who attended all meetings of the Finance and Audit Committee, reported on the progress and the main results of their audit in the Finance and Audit Committee meeting on March 10, 2004. The auditors were available to answer questions from the members of the Supervisory Board.

The Supervisory Board noted and discussed the results of the audit performed by the auditors. As a result of its own examination, the Supervisory Board concluded that no objections should be raised. The Supervisory Board approved not only Celanese AG's 2003 financial statements, but also the consolidated financial statements for 2003, in its meeting on March 10, 2004. The annual financial statements of Celanese AG are thus approved.

Changes in the Board of Management and the Supervisory Board

In its meeting on September 23, 2003, the Supervisory Board appointed David N. Weidman as Vice Chairman of the Board of Manage-ment, and Lyndon Cole, President Ticona Technical Polymers, as a member of the Board of Management with immediate effect.

Rolf Sikorski resigned from the Supervisory Board on September 15, 2003 with immediate effect. The court responsible appointed Ralf Becker as a replacement member to the Supervisory Board on September 30, 2003.

On February 9, 2004, the Supervisory Board appointed Vice Chairman of the Board of Management David N. Weidman as Chairman of the Board of Management, effective October 31, 2004. This appointment was made in view of Claudio Sonder's officially announced plans to retire from his position as Chairman of the Board on October 31, 2004. Perry Premdas, CFO, will not extend his contract on October 1, 2004.

The Supervisory Board thanks the Board of Management, the employees and the employees' representatives for their dedication and successful efforts in 2003.

Kronberg im Taunus, March 10, 2004

The Supervisory Board

Dr. Gunter Metz